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                                                                    EXHIBIT 23.1




                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Forms S-8 no. 33-80147 and 333-52044) pertaining to the 1993 Stock Option Plan, 1994 Director's Stock Option Plan and Directors' Warrants and 2000 Directors' Stock Option Plan and 2000 Employee Stock Option Plan of SigmaTron International, Inc. of our report dated June 29, 2001, except for Note 8, as to which the date is July 11, 2001, with respect to the consolidated financial statements and schedule of SigmaTron International, Inc. and our report dated June 29, 2001 with respect to the financial statements and schedule of SMT Unlimited L.P. included in the Annual Report (Form 10-K) of SigmaTron International, Inc. for the year ended April 30, 2001.



                                             /s/ ERNST & YOUNG



Chicago, Illinois
August 8, 2001